                                                                     EXHIBIT 4.5

                                JOINDER AGREEMENT


     JOINDER AGREEMENT, dated as of October 3, 2006 (this "Agreement"), among Shawn Xiaohua Qu ("Founder"), ATS Automation Tooling Systems Inc., an Ontario corporation ("ATS"), HSBC HAV 2 (III) Limited ("HSBC"), JAFCO Asia Technology Fund II (Barbados) Limited ("JAFCO", and together with HSBC, the "Initial Investors"), Canadian Solar Inc., a Canadian corporation ("CSI" or the "Company"), and CSI Solartronics Co., Ltd., CSI Solar Technologies Inc. and CSI Solar Manufacturing Inc. (collectively, the "PRC Subsidiaries").

     WHEREAS the Founder, the Initial Investors, the Company and the PRC Subsidiaries entered into an investment agreement dated as of November 30, 2005 (the "Investment Agreement") to govern certain aspects of the affairs of the Company, a true and complete copy of which is attached hereto as Exhibit A.

     WHEREAS, pursuant to a share transfer agreement dated as of September 15, 2006 (the "Share Transfer Agreement") among the Founder, ATS and the Company, the Founder is transferring 800,171 common shares of the Company, representing approximately 8% of the share capital of CSI on a fully-diluted basis, to ATS.

     WHEREAS, pursuant to the Investment Agreement, ATS is required to enter into this Agreement as a condition of the Company approving the above-noted transfer of common shares from the Founder to ATS.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

     1.1 Definitions and References. As used in this Agreement, and unless the context requires a different meaning or otherwise defined herein, all defined terms shall have the meanings ascribed thereto in the Investment Agreement. All references to Clauses herein shall be to the corresponding clauses in the Investment Agreement.


                                   ARTICLE II

                            TRANSFER OF COMMON SHARES

     2.1 Transfer of Common Shares. All parties hereto acknowledge and consent to the transfer of 800,171 Common Shares from the Founder to ATS pursuant to the Share Transfer Agreement, and waive any and all rights that they may be entitled to under the Investment Agreement with respect to the transfer of such Common Shares.
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                                                                              2.

                                  ARTICLE III

                   ACKNOWLEDGEMENT, CONFIRMATION AND AGREEMENT

     ATS hereby acknowledges and agrees to be bound by the Investment Agreement to the extent set forth herein, and all other parties hereto confirm and agree as follows:

     3.1 Transfers of Equity Securities (Clause 4 of the Investment Agreement).

     (a) ATS shall not, directly or indirectly, effect or facilitate a Transfer of all or any portion of its Equity Securities or other interest in the Company before the completion of a Qualified IPO unless (i) the prior written consent of all Investors is obtained or (ii) ATS has complied with the provisions of Clauses 4.3 (Right of First Refusal) and 4.5 (Non-Exercise of Rights) of the Investment Agreement in the manner set forth herein.

     (b) ATS hereby grants to the Investors a right of first refusal as set forth in Clause 4.3 of the Investment Agreement, with all necessary modifications thereto as may be necessary to give proper effect to the grant of such right herein provided for.

     (c) The Founder hereby grants to ATS a right of co-sale as set forth in Clause 4.4 of the Investment Agreement, with all necessary modifications thereto as may be necessary to give effect to the grant of such right herein provided for.

     (d) None of the restrictions and/or requirements contained in Clauses 4.1 to 4.6 of the Investment Agreement (to the extent applicable to ATS as provided for in this Agreement) shall apply to any Transfer by ATS to any of its Affiliates or to Photowatt Technologies Inc. or any of its Affiliates; and all rights of ATS hereunder shall enure for the benefit of any such transferee when such transferee signs a Joinder Agreement pursuant to which it undertakes to be bound by the provisions of the Investment Agreement and this Agreement as if it was ATS.

     (e) All parties agree that in the event that the Initial Investors no longer hold any Equity Securities, ATS shall then be entitled to the benefits of all of the rights of the Investors set forth in Clauses 4.1 to 4.6 of the Investment Agreement and in furtherance thereof, ATS shall upon the occurrence of such event be deemed to be the "Investor" for purposes of those Clauses. Upon the occurrence of such event, the rights set out in sections 3.1(a), 3.1(b), 3.1(c) and 3.1(f) hereof shall terminate and be of no further force and effect.

     (f) ATS hereby grants to the Founder a first right of negotiation as set forth in Clause 4.6 of the Investment Agreement, the effectiveness of such right being subject to section 3.1(b) hereof.

     3.2 Pre-emptive Rights (Clause 5 of the Investment Agreement). The Company hereby grants to ATS the pre-emptive rights as set forth in Clause 5 of the Investment Agreement as if ATS is deemed to be an "Investor" for purposes of that Clause.
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                                                                              3.

     3.3 Undertakings after First Completion (Clause 6 of the Investment Agreement). ATS hereby acknowledges and agrees that the Group may effect a reorganization for purposes of achieving an IPO as set forth in Clause 6.1 of the Investment Agreement and may effect a share split, subdivision or share combination of the Common Shares which does not result in any change in the proportional ownership of the Common Shares owned by the Shareholders, provided that ATS is deemed to be an "Investor" for purposes of Clause 6.1(C) (Tax Indemnity on a Reorganization) of the Investment Agreement. In addition, ATS is deemed to be an "Investor" for purposes of Clauses 6.2 to 6.10 of the Investment Agreement.

     3.4 Directors and Management (Clause 7 of the Investment Agreement). All parties agree that ATS shall be entitled to nominate one individual to the Board as a Director in the event that: (i) a Qualified IPO is not completed on or before March 31, 2007; and (ii) HSBC no longer has a right to nominate an individual to the Board, and upon the occurrence of such events, ATS shall have the same rights that each "Investor" has pursuant to Clause 7 of the Investment Agreement and ATS is deemed to be an "Investor" for purposes of that Clause. In addition, ATS shall be entitled to the "Observer" right as set forth in Clause 7.3(D) of the Investment Agreement from the date hereof until the earlier of:
(i) ATS (or its permitted transferee) no longer holds any Equity Securities, or
(ii) completion of a Qualified IPO.

     3.5 Reserved Matters (Clause 9 of the Investment Agreement). All parties agree that in the event that the Initial Investors no longer hold any Equity Securities, each of the reserved matters set out in Clause 9 of the Investment Agreement shall then require the consent of ATS and in furtherance thereof, ATS shall upon the occurrence of such event be deemed to be the "Investor" for purposes of that Clause.

     3.6 Information Rights (Clause 10 of the Investment Agreement). The Company shall supply to ATS all such information that each of the Investors is entitled to pursuant to Clause 10 of the Investment Agreement and ATS is deemed to be an "Investor" for purposes of that Clause, provided that in respect of Clause 10.1 of the Investment Agreement, the financial statements may be prepared in accordance with U.S. GAAP or IAS.

     3.7 Joinder Agreement. Any Joinder Agreement to be signed by any Person shall be satisfactory to ATS. For greater certainty, any Transfer pursuant to Clause 4.6 of the Investment Agreement is conditional upon such transferee(s) executing a Joinder Agreement

     3.8 General. ATS acknowledges and confirms that all terms of the Investment Agreement applicable to all Shareholders and/or all Parties shall apply to ATS as a Shareholder of the Company or Party to the Investment Agreement, including for the avoidance of doubt, the announcements and confidentiality provisions of Clause 12 of the Investment Agreement (subject to ATS being deemed to be an Investor for purposes therein and to ATS being entitled to make such disclosure about the Company as considered desirable to comply with Applicable Law, to effect any Transfer in accordance with the Investment Agreement and in connection with the Photowatt Technologies Inc. F-1 Registration Statement) and the termination provisions of Clause 13 of the Investment Agreement. In addition, for greater certainty, at no time shall the Founder be considered the
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                                                                              4.

"Investor" for purposes of the Investment Agreement, including upon any direct or indirect Transfer by an Investor to the Founder.


                                   ARTICLE IV

                                  MISCELLANEOUS

     4.1 Other Terms and Provisions.. Unless otherwise varied or provided for in this Agreement, all other terms and provisions of the Investment Agreement remain in full force and effect, unamended.

     4.2 Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

     4.3 Notices. All parties agree that the notice requirements set forth in Clause 20 of the Investment Agreement shall apply to ATS whose address is set forth below.

     Address: 250 royal Oak Road
              Cambridge, Ontario N3H 4R6

     Fax Number: 519-650-6520

     Attention: Chief Financial Officer

     4.4 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     4.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF HONG KONG.

            [The remainder of this page is intentionally left blank]
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                                                                              5.

     IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.



The Common Seal of                            ) /s/
ATS AUTOMATION TOOLING SYSTEMS INC.           ) Vice President Treasurer
was affixed hereto                            ) /s/
in the presence of:-  /s/                     ) Vice President CFO





The Common Seal of                            )
CANADIAN SOLAR INC.                           ) /s/
was affixed hereto                            ) /s/
in the presence of:-                          )





SIGNED by                                     )
for and on behalf of                          )
HSBC HAV2 (III) LIMITED                       ) /s/
in the presence of:-  /s/                     )





SIGNED by                                     )
for and on behalf of                          )
JAFCO ASIA TECHNOLOGY FUND II                 )
(BARBADOS) LIMITED                            ) /s/
in the presence of:-  /s/                     )





SIGNED, SEALED and DELIVERED                  )
as a Deed by                                  ) /s/
QU XIAO HUA                                   )
in the presence of:-                          ) /s/

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                                                                              6.

The Seal of                                   )
("CHINESE CHARACTERS")                        )
(CSI SOLARTRONICS CO., LTD.)                  ) /s/
was affixed hereto                            )
in the presence of:-                          ) /s/


The Seal of                                   )
("CHINESE CHARACTERS")                        )
(CSI SOLAR TECHNOLOGIES INC.)                 ) /s/
was affixed hereto                            )
in the presence of:-                          ) /s/


The Seal of                                   )
("CHINESE CHARACTERS")                        )
(CSI SOLAR MANUFACTURING INC.)                ) /s/
was affixed hereto                            )
in the presence of:-                          ) /s/

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                                                                              7.

                                    EXHIBIT A

                              INVESTMENT AGREEMENT

                                [See exhibit 4.3]